Contact: Emily Duncan Investor Relations 312-394-2345 Paul Adams Corporate Communications 410-470-4167 paul.adams2@exeloncorp.com FOR IMMEDIATE RELEASE NEW YORK PUBLIC SERVICE COMMISSION APPROVES EXELON SEPARATION Commission approves settlement, completing the final regulatory approval needed in plan to separate Exelon’s utility and competitive energy businesses CHICAGO (Dec. 16, 2021) – Exelon Corp. (Nasdaq: EXC) announced today that the New York State Public Service Commission has approved a unanimous settlement agreement that allows Exelon to move forward with its plan to separate into two companies in the first quarter of 2022. In approving the settlement, the Commission authorized the transfer of Exelon’s New York nuclear facilities to the new Constellation company, which will occur at separation. With this final regulatory approval completed, Exelon remains on track to separate its transmission and distribution utility business (Exelon), a leader in energy delivery serving more than 10 million customers, and its competitive retail energy and generation business (Constellation), the nation’s largest provider of clean energy. “This final regulatory approval is an important milestone on our path to separating into two world-class energy companies,” said Chris Crane, president and CEO of Exelon. “As independent companies, the new Exelon and Constellation will have the strategic flexibility and financial strength to best serve their customers and invest in a clean-energy future. We continue to plan for the transition and look forward to completing the transaction in the first quarter of 2022.”

The Commission approved a unanimous settlement agreement that included the New York State Attorney General’s Office, Commission staff, the Alliance for a Green Economy, the Long Island Power Authority and Exelon. The Federal Energy Regulatory Commission signed off on the transaction in August and the Nuclear Regulatory Commission approved it in November. Timing and Remaining Approvals Closing of the transaction in the first quarter of 2022 is subject to final approval by the company’s Board of Directors and a Form 10 registration statement being declared effective by the Securities and Exchange Commission. Exelon shareholder approval is not required. There can be no assurance that any separation transaction will ultimately occur or, if one does occur, of its terms or timing. # # # About Exelon Exelon Corporation (Nasdaq: EXC) is a Fortune 100 energy company with the largest number of electricity and natural gas customers in the U.S. Exelon does business in 48 states, the District of Columbia and Canada and had 2020 revenue of $33 billion. Exelon serves approximately 10 million customers in Delaware, the District of Columbia, Illinois, Maryland, New Jersey and Pennsylvania through its Atlantic City Electric, BGE, ComEd, Delmarva Power, PECO and Pepco subsidiaries. Exelon is one of the largest competitive U.S. power generators, with more than 31,000 megawatts of nuclear, gas, wind, solar and hydroelectric generating capacity comprising one of the nation’s cleanest and lowest-cost power generation fleets. The company’s Constellation business unit provides energy products and services to approximately 2 million residential, public sector and business customers, including three fourths of the Fortune 100. Follow Exelon on Twitter @Exelon.